Pricing Supplement Dated January 14, 2002                       Rule 424(b)(3)
(To Prospectus dated March 2, 2001 and                       File No. 333-55904
Prospectus Supplement dated May 25, 2001)                      CUSIP: 25746KAB7

                            DOMINION RESOURCES, INC.
                    Medium-Term Notes, Series A - Fixed Rate

-----------------------------------------------------------------------------------------------------------------------------
Principal Amount:                          $  250,000,000                             Interest Rate:        3.875 %

Original Issue Discount:                   $      540,000                             Original Issue Date:  January 22, 2002

Net Proceeds to Issuer:                    $  249,460,000                             Stated Maturity Date: January 15, 2004
------------------------------------------------------------------------------------------------------------------------------



Interest Payment Dates:  Each January 15 and July 15, beginning July 15, 2002


Redemption:
   [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
   [_] The Notes may be redeemed prior to Stated Maturity Date.
          Redemption Date(s):   N/A
          Initial Redemption Percentage:  N/A
          Annual Redemption Percentage Reduction: N/A (% until Redemption Percentage is 100% of the Principal Amount)


Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity Date.
   [_] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):  N/A
       Repayment Price:     N/A


Denomination:      [X]  $1,000        [_] $  25          [_] Other _____


Currency:   Specified Currency:     U.S. dollars  (If other than U.S. dollars,
                                    see attached)
            Minimum Denominations:  ___________________ (Applicable only if
            Specified Currency is other than U.S. dollars)



Form:              [X]  Book Entry    {_]  Certificated


Agent:    [_] Merrill Lynch & Co.      [_]  Banc of America Securities LLC     [_] Credit Suisse First Boston
          [_] JP Morgan                [_]  Lehman Brothers                    [X] Morgan Stanley Dean Witter



Agent acting in the capacity indicated:  [_]   Agent    [X]  Principal

If as Agent:      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as Principal:  The Notes are being offered at varying prices related to prevailing market prices at the time of resale.


Other Provisions:  N/A